Imagis Appoints Charles Giannetti as Regional Director for its Washington, DC Office

Vancouver, Canada - April 10, 2002: Imagis Technologies Inc. ("Imagis"), (OTCBB: IGSTF; CDNX: NAB; Germany: IGY), developer and marketer of advanced biometric-based software, is pleased to announce the appointment of Charles Giannetti as Regional Director in Washington DC. Mr. Giannetti will be based in Washington, DC, and will work out of the Imagis office to be located at 725 North 15th Street, NW, Suite 805, Washington, DC 20025.

Mr. Giannetti acted in various capacities as a Special Agent of the FBI for over 25 years. He was involved in organized crime and bomb crime-scene investigations, security clearance and counter-terrorist issues. He took the role of Program Coordinator for training in Special Weapons and Tactics and was the Primary Firearms/Defensive Tactics instructor for the Chicago division. In the late 1980s, Mr. Giannetti was assigned to the Baltimore, Maryland FBI in the organized crime/narcotics investigations; he took a post in the American Embassy in Tokyo, Japan in the Office of the Legal Attaché. In the 1990s, he acted as a security consultant in the area of special investigation for the private sector. Formerly, he was a project engineer at the Aerospace Corporation, where he was involved in the research and development of remote sensing technology applications to law enforcement problems as a domain expert.

Mr. Giannetti earned his Bachelor of Arts, Pre-Law/Political Science at the LaSalle University in Philadelphia, and a Master of Science, Administration of Public Services at DePaul University in Chicago. He is affiliated with the International Society for Optical Engineering, the Society of Former Special Agents and the Marine Corps Association. He also served in the United States Marine Corps, and is a Vietnam veteran.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB: Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. Imagis Chairman is Oliver "Buck" Revel, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Visit our websiste at http://www.imagistechnologies.com.

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CONTACT:
Imagis Technologies Inc. Media Contact: Sandra Buschau VP Investor & Media Relations Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com http://www.imagistechnologies.com	Typhoon Capital Consultants Sanjay Sabnani, President Tel: (310) 349-2245 E-mail: sanjay@typcap.com

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